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                                  EXHIBIT 99.1

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (Agreement) dated this _________ day of May, 1999, is entered into by and between Sapphire Gaming LLC, a California limited liability company (Buyer), and PETE CLADIANOS, JR., KATHERENE JOHNSON LATHAM, DEBORAH R. LUNDGREN and the Trustees of the Trusts listed on Exhibit A, attached hereto and incorporated herein by reference (collectively, Sellers).

                                    RECITALS

         THIS AGREEMENT IS MADE AND ENTERED INTO WITH REFERENCE TO THE FOLLOWING
FACTS:

         A. Sellers own, free and clear of all adverse claims, Two Million Eighty-Six Thousand Twenty-Two (2,086,022) issued and outstanding shares of capital stock of THE SANDS REGENT, a Nevada corporation (Company), as set forth on Exhibit A, attached hereto and incorporated herein by reference (Shares); and

         B. Sellers desire to sell and Buyer desires to purchase the Shares for the consideration and upon the terms and subject to the conditions hereinafter set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements hereinafter set forth and other good and valuable consideration, the parties agree as follows:

1.       Purchase and Sale of Stock.

         1.1. Agreement to Purchase and Sell. Upon the terms and subject to the conditions set forth in this Agreement and upon the representations and warranties made by each of the parties on the Closing Date, Sellers shall sell, grant, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, all of the Shares, whether owned by Sellers, individually or as Trustees.

         1.2. Purchase Price. The purchase price of the Shares shall be Six Million Dollars ($6,000,000.00).

         1.3. Deposit.

               1.3.1. Buyer shall deposit the sum of One Million Dollars as an earnest money deposit as follows: (i) the sum of Three Hundred Thousand Dollars ($300,000.00) (Initial Security Deposit) upon the execution of this Agreement and (ii) the sum of Six Hundred and Seventy Five Thousand Dollars, or an irrevocable letter of credit in a like amount, at Buyer's election, subject to the terms set forth below, within thirty days of execution of this Agreement. All funds shall be deposited by wire transfer to Western Title Company.

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               1.3.2. The Initial Security Deposit shall be a nonrefundable deposit to be retained by Sellers in the event the Buyer fails or is unable to consummate this transaction for any reason whatsoever, save and except for the failure of Buyer to obtain the irrevocable letter of credit as further provided in this paragraph. If the transaction closes then the Initial Security Deposit shall be applied to the purchase price. In the event that the Buyer is unable to obtain an irrevocable letter of credit in compliance with the terms set forth hereinafter within thirty (30) days of the execution of this Agreement Sellers shall have the right to cancel this Agreement and retain One Hundred Thousand Dollars ($100,000.00) of the Initial Deposit and release the balance to the Buyer.

               1.3.3. The amount of Twenty Five Thousand Dollars ($25,000.00) (Legal Fee Deposit) shall be paid into escrow upon execution of this Agreement. This deposit shall be nonrefundable. The purpose of this deposit shall be to pay for all legal costs and legal fees incurred by Sellers related to this transaction. In the event this transaction does not close, for any reason, Sellers shall refund to Buyer any funds not expended in researching and documenting this transaction. In the event this transaction closes then Sellers shall retain the Twenty-Five Thousand Dollars ($25,000.00) and shall apply the same to the purchase price.

               1.3.4. The amount of Six Hundred and Seventy Five Thousand Dollars ($675,000.00) (Final Deposit) shall be deposited in escrow within thirty days of the execution of this Agreement. The Final Deposit shall be either in cash wired to Western Title or in the form of an irrevocable letter of credit drawn on a bank approved in advance by Sellers, at Buyer's election. Sellers shall not unreasonably withhold approval of Buyer's bank. The irrevocable letter of credit shall run for a period of twenty-four (24) months and shall be payable through escrow upon certification to the bank that either all of the terms and conditions of the escrow have been complied with or that Buyer has been otherwise unable to perform under the terms of this Agreement. For the purposes of this Final Deposit, in the event Buyer is unable to obtain Nevada Gaming Commission approval of the transfer of the Shares then the irrevocable letter of credit shall be released or any cash Deposit shall be refunded, as the case may be. Refusal to submit the required applications to the Nevada Gaming Control Board or voluntary withdrawal of the Application shall not constitute a failure to obtain Nevada Gaming Commission approval. In the event of such failure to file or the voluntary withdrawal of the application shall constitute a default and Sellers shall be entitled to draw on the irrevocable letter of credit.

               1.3.5. The Initial Deposit and the Legal Fee Deposit shall bear interest that shall accrue to the Sellers. The interest shall not be applied to the Purchase Price.

               1.3.6. If the Buyer is unable to or does not obtain Nevada Gaming Commission approval of its license application, Sellers shall transfer to Buyer one hundred thousand (100,000) shares of the Sands common stock upon the release from escrow of the Initial Deposit and the Legal Fee Deposit. The Legal Fee deposit shall be used for payment of legal fees and costs incurred in this transaction, as set forth above, and the balance shall be refunded to Buyer.

               1.3.7. Buyer shall have ninety (90) days from the date hereof to obtain a letter from Wells Fargo Bank authorizing the transfer of the Shares and the refinancing of the existing loan, or a commitment letter from a new lender to replace the existing Wells Fargo Bank loan in


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the amount of Ten Million Eight Hundred Thousand Dollars ($10,800,000.00), at
Buyer's election, provided, however, that the period to obtain a new loan shall be one hundred fifty (150) days if the new loan is a Commercial Mortgage Backed Securities Loan; provided that nothing shall prevent the Company that owns the hotel/casino from locating and placing into effect a new loan of its own. The permissible terms of a new loan to be obtained by the Buyer shall be a minimum five (5) year term, a maximum of ten percent (10%) per annum interest, and a maximum one percent (1%) origination fee. If the loan or authorization contemplated under this paragraph is not obtained within such ninety (90) day period either party shall have the right to terminate this Agreement. In the event Buyer is unable to obtain the Wells Fargo Bank authorization and Sellers or Buyer are unable to obtain a new loan, Buyer shall forfeit One Hundred Thousand Dollars ($100,000.00) of the Initial Deposit and Escrow Agent shall immediately release the same to Sellers. In such event, the Final Deposit shall be released. Sellers agree that upon execution of this Agreement they shall request Wells Fargo Bank to restructure the loan to permit Buyer to assume the same.

         1.4. Payment of Purchase Price. The balance of the Purchase Price, Five Million Dollars ($5,000,000.00), shall be payable on the Closing Date by wire transfer of immediately available funds to Western Title in such bank accounts designated by Escrow Agent pursuant to the Escrow Agreement. The Deposit shall be credited against the Purchase Price on the Closing Date.

         1.5. Closing. The Closing shall take place within thirty (30) days from the date of approval of this transfer by the Nevada Gaming Commission. (Closing
Date).

         1.6. Due Diligence. Buyer shall require no due diligence period.

         1.7. Gaming License Application. Buyer shall apply to the Nevada Gaming Control Board for its gaming license within thirty (30) days of execution of this Agreement. Failure to submit a complete application for licensure within this period shall constitute a material breach of this Agreement and Sellers shall be entitled to retain the Initial Deposit.

2.       Representations and Warranties of Sellers.

         For the purpose of inducing Buyer to enter into this Agreement and to purchase the Shares, Sellers severally represent and warrant to Buyer as follows:

         2.1. Existence; Good Standing; Corporate Authority; Compliance With Law. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The Company is duly qualified to transact business as a foreign corporation under the laws of all states in which the Company currently transacts business and which requires such qualification. The Company is not in default with respect to any order of any court, arbitration board or tribunal to which the Company is a party.

         2.2. Ownership of Shares. Sellers own the Shares, in such amounts as set forth on Exhibit A, free and clear of all security interest, liens, encumbrances, options, claims or rights of others and defects in title and Sellers have not sold, granted, hypothecated, pledged, gifted, or in


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any manner, voluntarily or involuntarily, transferred (individually, a Transfer)
all or any part of the Shares, except to Buyer pursuant to this Agreement. Each of the Shares has been fully paid for and is non-assessable and was validly issued. Each of the parties constituting Sellers who is an individual owns his/her portion of the Shares as his/her sole and separate property, and his/her spouse, if any, has no community property interest in and to said Shares.

         2.3. Validity and Effect of Agreements. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Sellers enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. To the best of Sellers' knowledge, the execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not (i) require the consent of any third party (except as set forth in Paragraphs 6.1.3 and 6.1.4 of this Agreement), (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of the Company pursuant to any provision of any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Sellers or the Company is a party or by which any of them is bound. This Agreement and the compliance with the terms hereof will not violate, to the best of Sellers' knowledge, the Company's articles of incorporation, bylaws, any indenture or contract to which the Company is a party or by which it is bound, or any statute, rule, regulation or order of any court or agency applicable to the Company or Sellers.

         2.4. Trusts. With respect to any person executing this Agreement as a trustee (individually, a Trustee) of any trust (individually, a Trust) who is one of the parties constituting Sellers: (i) each Trust has been duly established pursuant to a trust instrument (individually, a Trust Instrument) which is in full force and effect as of the date hereof; (ii) each Trustee has been duly appointed and has the power to bind the Trust under this Agreement pursuant to the terms of the respective Trust Agreement, and this Agreement is valid and binding upon each Trustee in his/her capacity as trustee of the respective Trust; (iii) the execution and delivery of this Agreement by each Trustee and the consummation of the transactions contemplated hereby will not result in the breach of any term or provision of the respective Trust Instrument; and (iv) as of the Closing, either: (A) all such Trust Instruments shall be in full force and effect without revocation or modification or amendment in any manner that would delay, restrict, or prohibit the transfer of the Shares owned by the respective Trust as of the date of this Agreement to Buyer in accordance with and pursuant to the terms of this Agreement, or (B) if any Trust Instrument is revoked, modified or amended after the date of this Agreement, the terms and provisions of this Agreement shall apply to and be binding upon any party then legally entitled to the beneficial ownership of the Shares owned as of the date of this Agreement by the respective Trust.


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         2.5. Affiliated Entities. Company has no subsidiaries other than Zante,
Inc., a Nevada corporation (Affiliated Entity).

         2.6. Capitalization. The authorized capital stock of the Company consists of Twenty Million (20,000,000) shares of 05/100th Dollar ($0.05) par value common stock (Stock), all of one class, of which there are outstanding on the date hereof Four Million, Four Hundred Ninety Eight Thousand, Seven Hundred Twenty Two (4,498,722) shares and One Hundred Eight Thousand (108,000) shares are reserved for granted and unexercised options pursuant to a stock option plan dated the 18th day of January, 1985 as amended (Stock Option Plan) for key employees.

         2.7. Jurisdictions. The Company or an Affiliated Entity is duly licensed to conduct gaming operations at its facilities in Reno, Nevada.

         2.8. Securities Filings. Sellers and, to Sellers' best knowledge, the Company have timely made all filings, disclosures, statements, and reports required to be filed or given to the Securities and Exchange Commission and/or to NASDAQ with respect to the Shares and/or the Company as of the date of this Agreement and at any time during the two (2) year period prior to the date of this Agreement. Such documents complied in all material respects with the respective requirements of the SEC and NASDAQ.

         2.9. Litigation. Except as set forth on Schedule 2.9, there are no actions, suits or proceedings pending nor, to Sellers' knowledge, threatened before any court, agency or other body which involves the Company wherein the Company, Sellers or its Affiliates are defendants as of the date of this Agreement, which are not otherwise covered by insurance or third parties.

         2.10. No Brokers. Sellers have not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer or the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and Sellers are not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         2.11. No Misrepresentation or Omission. No representation or warranty by Sellers in this Article 2 contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading or will omit to state a material fact necessary in order to provide Buyer with accurate information as to the Company and the Shares.

3.       Representations and Warranties of Buyer.

         For the purpose of inducing Sellers to enter into this Agreement and to sell the Shares, Buyer represents and warrants to Sellers as follows:


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         3.1. Existence; Good Standing; Corporate Authority; Compliance With
Law. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, its jurisdiction of formation. Buyer is duly qualified to transact business as a foreign limited liability company under the laws of all States in which the Buyer currently transacts business and which requires such qualification. Buyer is not in default with respect to any order of any court, arbitration board or tribunal to which Buyer is a party.

         3.2. Validity and Effect of Agreements. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Buyer enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. To the best of Buyer's knowledge, the execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not (i) require the consent of any third party (except as set forth in Paragraphs 6.1.3 and 6.1.4), (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of the Company pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Buyer is a party or by which it is bound.

         3.3. Buyer's Experience. Buyer and its officers have such knowledge and experience in financial and business matters that it and they are capable of evaluating the merits and risks of their investment in the Shares and that Buyer and its officers have the financial ability to purchase the Shares without securing any purchase money financing with the assets of the Company. Nothing contained in the preceding sentence is intended to nor shall be deemed to limit in any manner Buyer's ability or right to secure any purchase money financing desired by Buyer with the Shares upon the consummation of the purchase of the Shares by Buyer.

         3.4. Investment Purposes. Buyer will acquire the Shares for investment purposes only and without any present intention of distributing or otherwise reselling any of them.

         3.5. Restricted Securities. Buyer understands that the Shares will be "restricted securities" as that term is defined in the Rules and Regulations of the Securities and Exchange Commission under the 1933 Act (Act) and accordingly may not be re-offered or resold by Buyer unless they are registered under the Act or unless an exemption from such registration is available, and Buyer consents that any certificates for the Shares may be legended accordingly.

         3.6. No Brokers. Buyer has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Sellers or the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in


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connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and Buyer is not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         3.7. No Misrepresentation or Omission. No representation or warranty by Buyer in this Article 3 contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading or will omit to state a material fact necessary in order to provide Sellers with accurate information as to Buyer.

4.       Covenants of Sellers.

         4.1. Full Cooperation. From the date of this Agreement and until the Closing Date, Sellers shall fully cooperate with Buyer and shall cause the Company to fully cooperate with Buyer in connection with: (i) any reasonable request by Buyer for information (including, without limitation, the books and records of the Company subject to Buyer's review); (ii) Buyer's, Sellers' and the Company's obtaining any consent, approval, order of, or authorization required by any regulatory agency (including, without limitation, the Securities and Exchange Commission, NASDAQ, and any state gaming authority), Wells Fargo Bank or any other lender, or any other third party or governmental agency or entity required to be obtained by Buyer, Sellers, or the Company in connection with the purchase and sale of the Shares as contemplated in this Agreement;
(iii) Buyer's physical access to inspect any real property or personal property owned by the Company; and (iv) any other activities of Buyer related to the purchase and sale of the Shares as contemplated under this Agreement or the Escrow Agreement. Subject to all confidentiality requirements set forth in this Agreement, Sellers shall cause the Company to make photocopies, at the Buyer's expense, and to promptly deliver the same to Buyer, of any and all documents in the Company's files reasonably related, in Buyer's judgment, to the purchase and sale of the Shares or the business affairs of the Company.

         4.2. Transfer of Shares. Sellers shall not (i) Transfer all or any part of the Shares after the date of this Agreement except for the consummation of the sale of the Shares to Buyer in accordance with the terms of this Agreement;
(ii) offer to Transfer all or any part of the Shares to any third party, solicit any such offer, negotiate the Transfer of all or any part of the Shares to any third party, accept an offer to Transfer all or any part of the Shares to any third party, or otherwise contract with any third party for the Transfer of all or any part of the Shares, or (iii) give a proxy to vote their Shares to any third party except to another of the parties constituting Sellers who is a party to this Agreement and who shall be bound by this Agreement with respect to any such proxy.

         4.3. Corporate Transactions. From the date of this Agreement and until the Closing Date, unless Sellers are advised by a written opinion of Nevada legal counsel (with a copy of such opinion delivered to Buyer) that the same would be a breach of a fiduciary duty to the Company or its other shareholders, each of the parties constituting Sellers who is a director or officer of the Company and each of the parties constituting Sellers as a shareholder of the


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Company, shall use his/her best efforts to cause the Company not to: (i) issue any more of the authorized and unissued capital stock of the Company, except pursuant to the Stock Option Plan; (ii) authorize any additional capital stock of the Company or any other class of stock of the Company other than the presently authorized common stock of the Company; (iii) grant or issue any warrant, option, or other right to purchase shares of any outstanding capital stock of the Company; (v) enter into any contract to merge or consolidate with or sell all or any substantial part of its assets to any other corporation or person; or (iv) amend its articles of incorporation or bylaws.

         4.4. Company Business. From the date of this Agreement and until the Closing Date, unless Sellers are advised by a written opinion of Nevada legal counsel (with a copy of such opinion delivered to Buyer) that the same would be a breach of a fiduciary duty to the Company or its other shareholders, each of the parties constituting Sellers who is a director or officer of the Company, and each of the parties constituting Sellers as a shareholder of the Company, shall use his/her best efforts to cause the Company to: (i) conduct its business in the ordinary, normal and customary course and manner; (ii) conduct its business with good business practices and in compliance with all applicable state, federal and local laws; (iii) maintain its real property improvements in as good a condition as said properties are presently in, normal wear and tear excepted; (iv) maintain its corporate existence in good standing; (v) keep proper business and accounting records; (vi) continue in all respects presently existing insurance coverage; (vii) preserve its business and organization intact, to keep the services of its principal employees and to preserve its good will; and (viii) not change its auditors, attorneys, or other major consultants.

         4.5. Regulatory Activities. Sellers shall themselves, and/or shall cause the Company to timely notify and/or file any and all required documents or instruments with the Securities and Exchange Commission, NASDAQ, the gaming regulatory agencies and authorities in the State of Nevada with jurisdiction over the Company, and any other governmental agency or entity with jurisdiction over the purchase and sale of the Shares as contemplated under this Agreement if any such notice and/or filings is/are required to be given and/or filed by Sellers and/or the Company in connection with the purchase and sale of the Shares contemplated under this Agreement; and Sellers shall use their best efforts to obtain, or cause the Company to obtain, as the case may be, before Closing, any consent, approval, order of, or authorization required by any such agency and any other third party or governmental agencies required to be obtained by Sellers and/or the Company in connection with said purchase and sale transaction.

         4.6. Consummation of Transaction. Provided that Buyer is not in Default under this Agreement or the Escrow Agreement or any Default is cured within a reasonable period of time following written notice thereof from Sellers, Sellers shall not do anything at any time after the date of this Agreement inconsistent with the Consummation of the purchase and sale of the Shares as contemplated in this Agreement. Sellers shall at all times use their best efforts to cause the purchase and sale of the Shares to be consummated in accordance with the terms of this Agreement.

         4.7. Certificates. Prior to Closing Sellers shall deliver to Escrow Agent certificates and other instruments representing the Shares, duly endorsed for transfer or accompanied by


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appropriate stock powers (in either case executed in blank or in favor of Buyer with the execution thereof guaranteed by a licensed brokerage firm or bank), together with all other documents necessary or appropriate to validly transfer the Shares to Buyer free and clear of all security interests, liens, encumbrances, options, claims or rights of others, and defects in title.

         4.8. Escrow Agreement, Transfer of Shares. On or before Closing Sellers shall execute and deliver the Escrow Agreement to Buyer and the Escrow Agent concurrently with their execution and delivery of this Agreement to Buyer. Upon Closing Sellers shall cause the Company to transfer the Shares upon the books of the Company to Buyer and/or to reissue a stock certificate or certificates to Buyer in the amount of the Shares.

5.       Other Covenants and Agreements.

         5.1. Indemnification by Sellers. Upon the terms and subject to the conditions set forth in Section 5.3 hereof and this Section 5.1, each of the parties constituting Sellers agrees severally to indemnify and hold Buyer harmless against, and will reimburse Buyer on demand for any payment, loss, cost, damage, liability or expense (including reasonable attorney's fees and reasonable costs of investigation incurred in defending against such payment, loss, cost: damage, liability or expense or claim therefor made or incurred by Buyer at any time, or asserted against Buyer by Sellers or any third party at any time after the Closing Date in respect of any omission, misrepresentation, breach of warranty or Default on the part of each of the Parties constituting Sellers under any term, provision, covenant or agreement contained in this Agreement.

         5.2. Indemnification by Buyer. Upon the terms and subject to the conditions set forth in Section 5.3 hereof and this Section 5.2, Buyer agrees to indemnify and hold Sellers harmless against, and will reimburse Sellers on demand for, any payment, loss, cost, damage, liability or expense (including reasonable attorney's fees and reasonable costs of investigation incurred in defending against such payment, loss, cost, damage, liability or expense or claim therefor) made or incurred by Sellers at any time, or asserted against Sellers by Buyer or any third party at any time after the Closing Date in respect of any omission, misrepresentation, breach of warranty, or Default under any term, provision, covenant or agreement on the part of Buyer contained in this Agreement.

         5.3. Conditions of Indemnification. With respect to any actual or potential claim, any written demand, the commencement of any action or the occurrence of any other event which involves any matter or related series of matters (a Claim) against which a party hereto is indemnified (Indemnified Party) by the other party (Indemnifying Party) under Section 5.1 or 5.2:

               5.3.1. Promptly after the Indemnified Party first receives written documents pertaining to the Claim, or if such Claim does not involve a third party Claim (Third Party Claim), promptly after the Indemnified Party first has actual knowledge of such Claim, the Indemnified Party shall give notice to the Indemnifying Party of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any such written documents.


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               5.3.2. The Indemnifying Party shall have no obligation to
indemnify the Indemnified Party with respect to any Claim if (i) the Indemnified Party fails to give the notice with respect thereto in accordance with Paragraph
5.3.1 hereof and the Indemnifying Party is prejudiced as a result of such failure, or (ii) the notice with respect thereto is not given on or before the third anniversary of the Closing Date.

               5.3.3. If the Claim involves a Third Party Claim, then the Indemnifying Party shall have the right, at its cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party's reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party may elect, at any time and at the Indemnified Party's sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim. If the Indemnified Party so elects (for reasons other than the Indemnifying Party's failure or refusal to provide a defense to such Third Party Claim), then the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third Party Claim, but such disposition will be without prejudice to any other right the Indemnified Party may have to indemnification under Sections 5.1 or 5.2 hereof, regardless of the outcome of such Third Party Claim. If the Indemnifying Party fails or refuses to provide a defense to any Third Party Claim in a timely manner (including, without limitation, if the Indemnifying Party fails to respond to all complaints served in connection with any such Third Party Claim prior to the entry of a default judgment against the Indemnified Party), then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, through counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the costs, expenses and attorney's fees incurred by the Indemnified Party in connection with such Third Party Claim. In any event, Buyer and Sellers shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution. Prior to the Closing, Sellers shall cause the Company to fully cooperate with Buyer and its counsel in connection therewith, and after the Closing Buyer shall cause the Company to fully cooperate with Sellers and their counsel in connection therewith.

         5.4. Indemnification by Sellers. The Sellers shall indemnify Buyer and Company against any claim for any fees or commissions by any broker, finder or other person for services or alleged services rendered to the Sellers in connection herewith or the transaction contemplated hereby, including, without limitation, Claims by Escrow Agent.

         5.5. Approval/Disapproval Notice. Buyers shall deliver written notice to Sellers within five (3) business days of receipt of the approvals described in Sections 6.1.3 and 6.1.4 (Approval Notice). If Buyer concludes, in its reasonable discretion, that it will be unable to obtain said approvals, it may send written notice of such conclusion to Sellers (Disapproval Notice) at any time.

         5.6. Escrow Fees. Buyer and Sellers shall each pay amounts payable to Escrow Agent under the terms of the Escrow Agreement.

6.       Conditions of Closing.

         6.1. Buyer's Conditions of Closing. The obligation of Buyer to purchase and pay for the Shares shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

               6.1.1. All representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date and Sellers shall have materially performed all agreements and covenants and satisfied all material conditions on their part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement and the Escrow Agreement, and Buyer shall have received a certificate of Sellers dated the Closing Date to such effect.

               6.1.2. As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Buyer in Buyer's reasonable judgment.

               6.1.3. Prior to the Closing, Buyer shall have received approval of the Wells Fargo Bank of Buyer's purchase of the Shares, without acceleration of the Wells Fargo Banks' loans and the Wells Fargo Bank loan shall have been rescheduled or refinanced with Wells Fargo Bank or another lender.

               6.1.4. Prior to the Closing, Buyer shall have received approval of Buyer's purchase of the Shares from the Nevada Gaming Commission and the approval of any other casino regulatory authority, agency, or board with jurisdiction over the purchase and sale transaction contemplated under this Agreement, which such approval may include, without limitation, the licensing of, or finding of suitability of, Buyer and/or any person affiliated with Buyer if required under any applicable laws or regulations.

               6.1.5. Prior to Closing, Buyer shall deposit in Escrow the sum of Five Million Dollars ($5,000,000.00) representing the balance of the Purchase Price.

         6.2. Sellers Conditions of Closing. The obligation of Sellers to sell the Shares shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

               6.2.1. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date and Buyer shall have materially performed all agreements and covenants and satisfied all material conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Sellers shall have received a certificate of Buyer dated the Closing Date to such effect.

               6.2.2. Buyer shall have paid the Purchase Price (less the Deposit) which shall be disbursed to Sellers in accordance with the Escrow Agreement.

               6.2.3. Buyer shall have executed and delivered the Escrow Agreement to Sellers and the Escrow Agent.

               6.2.4. Buyer shall have paid the Deposit to the Escrow Agent.

               6.2.5. Buyer shall have delivered to Sellers a Certificate of its Manager(s) certifying:

                      6.2.5.1. Resolutions of its Members and Managers authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                      6.2.5.2. The incumbency of its Manager and/or Members executing this Agreement and all agreements and documents contemplated hereby.

               6.2.6. The approval and all consents from third parties and governmental agencies required to be obtained by Buyer in order to consummate the purchase and sale of the Shares as contemplated in this Agreement shall have been obtained.

               6.2.7. As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Sellers.

7.       Default.

         7.1. Definition of Default. The term "Default" as used in this Agreement with respect to either party shall mean a material misrepresentation, material omission, or material breach of warranty given by said party, or a failure to fully and timely perform any covenant or obligation required to be performed by said party. If either party is in Default under this Agreement, the same shall be deemed to be a Default under the Escrow Agreement. If either party is in Default under the Escrow Agreement, the same shall be deemed to be a Default under this Agreement. If either party alleges the other party to be in Default under this Agreement or the Escrow Agreement, such party shall promptly give the other party written notice of such alleged Default and the other party shall not be deemed to be in Default hereunder if, after a reasonable period of time following such notice (not to exceed ten (10) days), the other party cures such alleged Default or, if such alleged Default cannot be cured within said ten
(10) day period, commences to cure such alleged Default within ten (10) days following such notice and diligently thereafter prosecutes such cure to completion. However, notwithstanding anything contained in this Section 7.1 to the contrary, time is of the essence with respect to all time periods and dates set forth in this Agreement, and neither party has any right to extend any such time period or date in order to cure any alleged Default by such party.

         7.2. Limitation on Liability. Notwithstanding any provision in this Agreement to the contrary with respect to the covenants, obligations, liabilities, or indemnities of Sellers, in the event of any Default by Sellers, each of the parties constituting Sellers shall only be liable and responsible for a proportionate amount of the total liability of Sellers and/or damages payable to Buyer as a result of, in connection with, or arising out of such Default (which total liabilities and/or damages are referred to herein as the "Buyer Damages"). The proportionate amount of the Buyer Damages that each such party constituting Sellers is liable and responsible for shall be equal to the total Buyer Damages multiplied by a fraction the numerator of which is the total number of shares owned by each such person (whether in his/her individual capacity or as a Trustee) and the denominator of which is the total number of shares.

8.       Miscellaneous.

         8.1. Confidentiality. Buyer and Sellers each understand and agree that in the course of negotiating and performing the required due diligence each party may make available to the other information which is confidential or proprietary to the party providing such information. Each party agrees to keep such material confidential and not to disclose such material to any third party, except for the agents, accountants, attorneys, consultants, or employees of such party and as may be required to comply with securities, gaming, or other legal requirements or to assist said party in its analysis of such information. If the purchase and sale of the Shares as contemplated in this Agreement is not consummated for any reason, each party shall return to the other party all copies of documents, information, and other materials provided by the other party to said party.

         8.2. Notice. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered, mailed by certified or registered mail, return receipt requested, delivered by reputable overnight delivery service, such as Federal Express, or sent by facsimile transmission, addressed as follows:

                           If to Buyer:

                                    Sapphire Gaming, LLC
                                    c/o The Hertz Investment Group
                                    617 South Olive Street, Suite 1210
                                    Los Angeles, CA 90014
                                    Fax:    (213) 533-1019

                           Required Copy to:

                                    Law Offices of John D. Forbess, PC
                                    9595 Wilshire Blvd., Suite 502
                                    Beverly Hills, CA 90212-2505
                                    Attn:   John D. Forbess, Esq.
                                    Fax:    (310) 281-8001

                           If to Sellers:

                                    Pete Cladianos, Jr.,
                                    Individually and as Trustee
                                    345 North Arlington Ave.
                                    Reno, NV 89501


                                    Katherene Johnson Latham,
                                    Individually and as Trustee
                                    125 Circle Dr.
                                    Reno, Nevada 89509


                                    Deborah Lundgren,
                                    Individually and as Trustee
                                    3530 Brighton Way
                                    Reno, Nevada 89509

                           Required Copy to:

                                    Richard M. Trachok II
                                    Bible Hoy & Trachok
                                    201 West Liberty, Third Floor
                                    Reno, NV 89501
                                    Fax:    (775) 786-7426

                           If to Escrow Agent:

                                    Western Title Company
                                    Attn: Don Allen

(or to such other address as any party shall specify by written notice so given), and shall be deemed to have been delivered as of the date so personally delivered or actually delivered by overnight delivery service, forty-eight hours after the date mailed, or upon telephone confirmation by either party of receipt of any facsimile transmission.

         8.3. Execution of Additional Documents. The parties hereto will at any time, and from time to time after the Closing Date, upon request of the other party, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to carry out the intent of this Agreement, and to transfer and vest title to any Shares being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Shares sold, granted, assigned, transferred, delivered and conveyed pursuant to this Agreement; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed and/or delivered. Each party hereto will at all times, and from time to time, whether before or after the Closing Date, upon request of the other party, do such further acts and execute, acknowledge and deliver such farther documents or instruments as may be reasonably requested by the other party in order to fully effectuate the intent of the parties and the consummation of the transactions contemplated in this Agreement; provided, however, that this Agreement shall be effective regardless of whether any such acts are done or additional documents are executed and/or delivered.

         8.4. Binding Effect; Benefits. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and assigns. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person (including, without limitation, Escrow Agent) other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         8.5. Entire Agreement. This Agreement, together with the Exhibits, Schedules and other documents contemplated hereby, constitutes the final written expression of all of the agreements between the parties, and is a complete and exclusive statement of those terms. It supersedes all understandings, agreements in principle and negotiations concerning the matters specified herein including, without limitation, the Agreement in Principle. Any representations, promises, warranties or statements made by either party that differ in any way from the terms of this written Agreement and the Schedules and other documents contemplated hereby, shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

         8.6. Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada exclusive of the conflict of law provisions thereof. The exclusive venue of any action or lawsuit related to this Agreement or arising out of or in connection with this Agreement shall be Washoe County, Nevada, and each party hereby consents to the personal jurisdiction of any court of competent subject matter jurisdiction sitting in said County and to the service of process in accordance with the laws of the State of Nevada and the local rules of any such court.

         8.7. Survival. All of the terms, conditions, warranties and representations contained in this Agreement shall survive, in accordance with their terms, delivery by Buyer of the consideration to be given by it hereunder and delivery by Sellers of the consideration to be given by them hereunder, and shall survive the execution hereof and the Closing hereunder.

         8.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any original executed counterpart of this Agreement may be delivered by the executing party to the other party by facsimile transmission. Any such counterpart of this Agreement delivered by facsimile shall not be deemed to be received unless receipt of such facsimile transmission is verbally confirmed to the executing party by the receiving party, by telephone. The executing party shall also mail a "hard copy" of such counterpart to the receiving party by United States Mail before the end of the next business day following the date of transmission by facsimile. However, the receiving party's failure to receive said hard copy shall not affect the validity of any original executed counterpart of this Agreement transmitted by facsimile and confirmed by telephone in accordance with this Section 8.8.

         8.9. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         8.10. Waivers. Either Buyer or Sellers may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other party contained in this Agreement, or (iv) waive performance of any of the obligations of the other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         8.11. Merger of Documents; Conflict. This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects. In the event of any conflict between the terms and conditions of this Agreement and the Escrow Agreement, the terms and conditions of this Agreement shall control.

         8.12. Incorporation of Schedules. The following Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         Exhibit A         List of Shareholders

         Schedule 1.6      Escrow Agreement

         Schedule 2.9      Threatened Litigation

         8.13. Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

         8.14. Assignability. Buyer shall have the right to assign its interest and rights, and to delegate its duties under this Agreement at any time prior to Closing to any third party, subject to Sellers' prior written consent. Sellers shall not unreasonably withhold or delay such consent and shall evidence such consent by prompt written acknowledgment of any assignment agreement presented by Buyer to Sellers, fully executed by Buyer, as assignor, and its assignee.

         8.15. Drafting. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by counsel for one party.

         8.16. Vice Chairman Position. It is agreed that upon the Closing the Buyer shall vote its shares in favor of retaining Pete Cladianos, Jr. in the position of Vice Chairman of the corporate entity for a period of five (5) years thereafter on the dame terms as are in effect immediately prior to the date of this Agreement. In addition, for so long as Buyer shall own a controlling interest in the Company Pete Cladianos, Jr. shall be entitled to retain his present office rent free, a secretary and secretarial office at no cost.

         8.17. Press Releases. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Buyer and Sellers. No party shall act unilaterally in this regard without the prior written approval of the other party; provided, however, that the approval of either party shall not be unreasonably withheld.

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year hereinabove first set forth.


-------------------------------------
KATHERENE JOHNSON LATHAM, Trustee of the Katherene J. Latham 1988 Trust (Living Trust)



-------------------------------------
DEBORAH R. LUNDGREN, Trustee of the Deborah R. Lundgren 1986 Trust (Living
Trust)



-------------------------------------
DEBORAH R. LUNDGREN, Trustee of the Gregory Kent Lundgren Trust



-------------------------------------
DEBORAH R. LUNDGREN, Trustee of the Pete Cladianos, Jr. Trust FBO Gregory K. Lundgren

-------------------------------------
DEBORAH R. LUNDGREN, Trustee of the Katherene R. Lundgren Trust FBO Gregory K. Lundgren



-------------------------------------
DEBORAH R. LUNDGREN, Trustee of the Katherene R. Lundgren Trust



-------------------------------------
DEBORAH R. LUNDGREN, Trustee of the Pete Cladianos, Jr. Trust FBO Katherene R. Lundgren



-------------------------------------
DEBORAH R. LUNDGREN, Trustee of the Katherene Johnson Latham Trust FBO Katherene
R. Lundgren



-------------------------------------
DEBORAH R. LUNDGREN, Custodian of Katherene R. Lundgren under Nevada Uniform Transfers to Minors Act



-------------------------------------
PETE CLADIANOS, JR., Trustee of the Pete Cladianos, Jr. Trust FBO Allison Cladianos



-------------------------------------
PETE CLADIANOS, JR., Trustee of Antonia Cladianos II Grrantor Retained Annuity Trust



-------------------------------------
PETE CLADIANOS, JR., Trustee of the Pete Cladianos, Jr. Trust FBO Antonia Cladianos II



-------------------------------------
PETE CLADIANOS, JR., Trustee of the Katherene Johnson Latham Trust FBO Antonia Cladianos II



-------------------------------------
PETE CLADIANOS, JR., Trustee of the Second Amended Antonia
Cladianos II Trust



-------------------------------------
PETE CLADIANOS, JR., Trustee of the Pete Cladianos III Grantor Retained Annuity Trust



-------------------------------------
PETE CLADIANOS, JR., Trustee of the Pete Cladianos, Jr. Trust FBO Pete Cladianos III



-------------------------------------
PETE CLADIANOS, JR., Trustee of the Katherene Johnson Latham Trust FBO Pete Cladianos III



-------------------------------------
PETE CLADIANOS, JR., Trustee of the Second Amended Pete Cladianos
III Trust



-------------------------------------
PETE CLADIANOS, JR., Trustee of the Leslie Cladianos Grantor Retained Annuity Trust



-------------------------------------
PETE CLADIANOS, JR., Trustee of the Pete Cladianos, Jr. Trust FBO Leslie
Cladianos



-------------------------------------
PETE CLADIANOS, JR., Trustee of the Katherene Johnson Latham Trust FBO Leslie Cladianos

-------------------------------------
PETE CLADIANOS, JR., Trustee of the Hannah Patricia Pauly Trust FBO Hannah Patricia Pauly,



-------------------------------------
PETE CLADIANOS III, Trustee of the Bradley Cladianos 1996 Trust
FBO Bradley Cladianos, Pete Cladianos, Jr., Grantor


BUYER:
SAPPHIRE GAMING, LLC,
A California Limited Liability Company

By:
   ----------------------------------
Its:
    ---------------------------------

                                   EXHIBIT "A"


                                                                                   Number of
                           Shareholder                           Date of Trust      Shares
                           -----------                           -------------     ---------
Pete Cladianos, Jr. Trust FBO Allison Cladianos,                   12/09/91          23,565
Pete Cladianos, Jr., Trustee

Antonia Cladianos II Grantor Retained Annuity Trust,               08/13/93         100,000
Pete Cladianos, Jr. , Trustee

Pete Cladianos, Jr. Trust FBO Antonia Cladianos II,                12/22/86          34,285
Pete Cladianos, Jr., Trustee

Katherene Johnson Latham Trust FBO Antonia Cladianos II,           12/22/86          27,839
Pete Cladianos, Jr., Trustee

Second Amended Antonia Cladianos II Trust,                         02/22/87         213,376
Pete Cladianos, Jr., Trustee

Pete Cladianos III Grantor Retained Annuity Trust,                 08/13/93         100,000
Pete Cladianos, Jr., Trustee

Pete Cladianos, Jr. Trust FBO Pete Cladianos III,                  12/22/86          34,285
Pete Cladianos, Jr., Trustee

Katherene Johnson Latham Trust FBO Pete Cladianos III,             12/22/86          27,839
Pete Cladianos, Jr., Trustee

Second Amended Pete Cladianos III Trust,                           02/19/87         224,162
Pete Cladianos, Jr., Trustee

Leslie Cladianos Grantor Retained Annuity Trust,                   08/13/93         200,000
Pete Cladianos, Jr., Trustee

Pete Cladianos, Jr. Trust FBO Leslie Cladianos,                    11/26/91          34,375
Pete Cladianos, Jr., Trustee

Katherene Johnson Latham Trust FBO Leslie Cladianos,               12/08/92          20,221
Pete Cladianos, Jr., Trustee

Hannah Patricia Pauly Trust FBO Hannah Patricia Pauly,             11/18/98          18,228
Pete Cladianos, Jr., Trustee

Bradley Cladianos 1996 Trust FBO Bradley Cladianos,                05/01/96          16,909
Pete Cladianos, Jr., Grantor, Pete Cladianos III, Trustee

Katherene J. Latham 1988 Trust (Living Trust),                     08/08/88         306,258
Katherene J. Latham, Trustee

Deborah R. Lundgren 1986 Trust (Living Trust),                     09/03/86         580,298
Deborah R. Lundgren, Trustee

Gregory Kent Lundgren Trust Deborah R. Lundgren, Trustee           03/29/93          28,175

Pete Cladianos, Jr. Trust FBO Gregory K. Lundgren,                 12/01/88          27,931
Deborah R. Lundgren, Trustee

Katherene Johnson Latham Trust FBO Gregory K. Lundgren,            12/01/88           6,083
Deborah R. Lundgren, Trustee

Katherene R. Lundgren Trust, Deborah R. Lundgren, Trustee          03/29/93          28,175

Pete Cladianos, Jr., Trustee FBO Katherene R. Lundgren,            12/22/86          27,931
Deborah R. Lundgren, Trustee

Katherene Johnson Latham Trust FBO Katherene R. Lundgren,          12/22/86           6,083
Deborah R. Lundgren, Trustee                                                      ---------
                                                                                  2,086,018
                                                                                  =========